Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

Genco Shipping & Trading Limited Takes Delivery of Panamax Vessel

NEW YORK, June 23, 2008 – Genco Shipping & Trading Limited (NYSE: GNK) today announced that it has taken delivery of the Genco Raptor, a 2007-built Panamax vessel. The Genco Raptor is the first vessel to be delivered to the Company under Genco’s previously announced agreements on May 12, 2008 to acquire three drybulk vessels from Bocimar International N.V. and Delphis N.V.

The Genco Raptor is expected to be delivered to its charterer, COSCO Bulk Carriers Co., Ltd., on or about June 25, 2008, to commence a time charter for 46 to 50 months at a rate of $52,800 per day, less a 5% third party brokerage commission. The charter is due to expire between April 2012 and August 2012.

The following table reflects the current employment of Genco’s current fleet as well as the employment or other status of vessels expected to join Genco’s fleet:

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)	Net Revenue Daily Rate (3)	Expected Delivery (4)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	December 2009	45,263	62,750	-
Genco Tiberius	2007	Cargill International S.A.	January 2010	45,263	62,750	-
Genco London	2007	SK Shipping Co., Ltd	August 2010	57,500	64,250	-
Genco Titus	2007	Cargill International S.A.	September 2011	45,000(5)	46,250	-
Genco Constantine	2008	Cargill International S.A.	August 2012	52,750(5)		-
Genco Hadrian	2008(6)	Cargill International S.A.	46 to 62 months from delivery	65,000(5)		Q4 2008
Genco Commodus	2009(6)	To be determined (“TBD”)	TBD	TBD		Q2 2009
Genco Maximus	2009(6)	TBD	TBD	TBD		Q2 2009
Genco CS 1005	2009(6)	TBD	TBD	TBD		Q2 2009
Genco Claudius	2009(6)	TBD	TBD	TBD		Q3 2009
Genco CS 1006	2009(6)	TBD	TBD	TBD		Q3 2009
Genco CS 1007	2009(6)	TBD	TBD	TBD		Q4 2009

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)	Net Revenue Daily Rate (3)	Expected Delivery (4)

Panamax Vessels
Genco Beauty	1999	Cargill International S.A.	May 2009	31,500		-
Genco Knight	1999	SK Shipping Ltd.	May 2009	37,700		-
Genco Leader	1999	A/S Klaveness	December 2008	25,650(7)		-
Genco Vigour	1999	STX Panocean (UK) Co. Ltd.	March 2009	29,000(8)		-
Genco Acheron	1999	Armada Shipping S.A. ArcelorMittal	July 2008 August 2011	74,500(9) 55,250		-
Genco Surprise	1998	Hanjin Shipping Co., Ltd.	December 2010	42,100		-
Genco Raptor	2007	COSCO Bulk Carriers Co., Ltd.	April 2012	52,800		-
Genco Thunder	2007	TBD	TBD	TBD		Q4 2008

Supramax Vessels
Genco Predator	2005	Oldendorff GmbH & Co. KG.	July 2008	55,000		-
Genco Warrior	2005	Hyundai Merchant Marine Co. Ltd.	November 2010	38,750		-
Genco Hunter	2007	Pacific Basin Chartering Ltd.	July 2008	60,000(10)		-
Genco Cavalier	2007	Samsun Logix Corporation	24 to 26.5 months from delivery	48,500(11)	47,700	Q3 2008

Handymax Vessels
Genco Success	1997	Korea Line Corporation	February 2011	33,000(12)		-
Genco Carrier	1998	Louis Dreyfus Corporation	March 2011	37,000(13)		-
Genco Prosperity	1997	Pacific Basin Chartering Ltd. Pacific Basin Chartering Ltd	July 2008 June 2011	26,000 37,000(14)		-
Genco Wisdom	1997	Hyundai Merchant Marine Co. Ltd.	February 2011	34,500(15)		-
Genco Marine	1996	NYK Bulkship Europe S.A.	March 2009	47,000		-
Genco Muse	2001	Norden A/S	July 2008	47,650		-

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	August 2009	19,500		-
Genco Pioneer	1999	Lauritzen Bulkers A/S	August 2009	19,500		-
Genco Progress	1999	Lauritzen Bulkers A/S	August 2009	19,500		-
Genco Reliance	1999	Lauritzen Bulkers A/S	August 2009	19,500		-
Genco Sugar	1998	Lauritzen Bulkers A/S	August 2009	19,500		-
Genco Charger	2005	Pacific Basin Chartering Ltd.	November 2010	24,000		-
Genco Challenger	2003	Pacific Basin Chartering Ltd.	November 2010	24,000		-
Genco Champion	2006	Pacific Basin Chartering Ltd.	December 2010	24,000		-
Genco HS 2031	2008	TBD	TBD	TBD		Q4 2008
Genco HS 2032	2008	TBD	TBD	TBD		Q4 2008
Genco HS 2033	2008	TBD	TBD	TBD		Q1 2009

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Except for the Genco Titus, under the terms of each contract, the charterer is entitled to extend time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire. The charterer of the Genco Titus has the option to extend the charter for a period of one year.

(2) Time charter rates presented are the gross daily charterhire rates before third party commissions ranging from 1.25% to 6.25%, except as indicated for the Genco Leader in note 7 below. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.

(3) For the vessels acquired with a below-market time charter rate, the approximate amount of revenue on a daily basis to be recognized as revenues is displayed in the column named “Net Revenue Daily Rate” and is net of any third-party commissions. Since these vessels were acquired with existing time charters with below-market rates, we allocated the purchase price between the respective vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.  For cash flow purposes, we will continue to receive the rate presented in the “Cash Daily Rate” column until the charter expires.

(4) Dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.

(5) These charters include a 50% index-based profit sharing component above the respective base rates listed in the table. The profit sharing between the charterer and us for each 15-day period is calculated by taking the average over that period of the published Baltic Cape Index of the four time charter routes, as reflected in daily reports. If such average is more than the base rate payable under the charter, the excess amount is allocable 50% to each of the charterer and us. A third-party brokerage commission of 3.75% based on the profit sharing amount due to us is payable out of our share.

(6) Year built for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.

(7) The time charter rate presented is the net daily charterhire rate. There are no payments of commissions associated with this time charter.

(8) We have entered into a time charter for 23 to 25 months at a rate of $33,000 per day for the first 11 months, $25,000 per day for the following 11 months and $29,000 per day thereafter, less a 5% third-party commission. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $29,000 per day for 23 to 25 months in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The time charter commenced on May 5, 2007, following the expiration of the vessel’s previous time charter.

(9) We have entered into a short-term time charter with Armada Shipping S.A. for one trip at a rate of $74,500 per day less a 5% third-party commission. The new charter commenced on April 18, 2008, following the expiration of the previous charter, and is expected to be completed at the middle of July 2008. Upon the completion of the new time charter, the vessel is expected to complete its drydocking before commencing subsequent time charters.

(10) We have reached an agreement to extend the time charter for an additional three to 5.5 months at a rate of $60,000 per day, less a 5% third-party commission. The new charter commenced on March 6, 2008, following the expiration of the previous charter.

(11) The time charter for this vessel is expected to commence upon delivery to us, which is estimated to occur in the third quarter of 2008. The acquisition is subject to the completion of customary additional documentation and closing conditions.  In completing  the negotiation of certain changes we required for novation of the existing charter, we agreed to reduce the daily gross rateand received a rebate from the brokers involved in the vessel sale. Since the vessel will be acquired with a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.

(12) We recently extended the time charter for an additional 35 to 37.5 months at a rate of $40,000 per day for the first 12 months, $33,000 per day for the following 12 months, $26,000 per day for the next 12 months and $33,000 per day thereafter less a 5% third-party commission. In all cases, the rate for the duration of the time charter will average $33,000 per day. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $33,000 per day for 35 to 37.5 months in accordance with U.S. GAAP. The new charter commenced on March 1, 2008, following the expiration of the previous charter.

(13) We have reached an agreement to commence a time charter for 34 to 37.5 months at a rate of $37,000 per day less a 5% third-party commission. The new charter commenced on May 17, 2008, following the expiration of the previous charter.

(14) We recently extended the time charter for an additional 35 to 37.5 months at a rate of $37,000 per day less a 5% third-party commission. The new charter is scheduled to commence on July 10, 2008, following the expiration of the previous charter.

(15) We recently extended the time charter for an additional 35 to 37.5 months at a rate of $34,500 per day less a 5% third-party commission. The new charter commenced on March 1, 2008, following the expiration of the previous charter.

About Genco Shipping & Trading Limited
Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 29 drybulk vessels consisting of five Capesize, seven Panamax, three Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,097,000 dwt. After the expected delivery of 12 vessels the Company has agreed to acquire, Genco Shipping & Trading Limited will own a fleet of 41 drybulk vessels, consisting of 12 Capesize, eight Panamax, four Supramax, six Handymax and 11 Handysize vessels, with an aggregate carrying capacity of approximately 3,516,000 dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management's current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this press release are (i) the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire a total of 12 remaining drybulk vessels; (ii) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (iii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2007, and our subsequent reports on Form 10-Q and Form 8-K.

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